Exhibit 99.1

Catalyst Pharmaceuticals Announces FDA Acceptance of the Supplemental New Drug Application for FIRDAPSE®

The sNDA Seeks to Increase the Indicated Maximum Daily Dose for FIRDAPSE to 100mg for the

Treatment of Lambert-Eaton Myasthenic Syndrome

U.S. FDA Assigned Target Action Date of June 4, 2024

CORAL GABLES, Fla., October 13, 2023 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today announced that the U.S. Food and Drug Administration (“FDA” or “Agency”) has accepted for review the Company’s supplemental New Drug Application (“sNDA”) to increase the indicated maximum daily dosage of FIRDAPSE® (amifampridine) Tablets 10 mg from 80mg to 100mg for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”). The Agency assigned a Prescription Drug User Fee Act (“PDUFA”) action date of June 4, 2024. FIRDAPSE is currently approved in the U.S. for the treatment of LEMS for adults and for children ages six to seventeen.

“We are pleased by the Agency’s acceptance of the sNDA filing for FIRDAPSE, marking yet another milestone in the advancement of our initiative to address an important need of LEMS patients and their physicians who desire an increased daily dosage,” stated Patrick J. McEnany, Chairman and CEO of Catalyst. “FIRDAPSE has proven to be an important therapeutic option for individuals in the U.S. affected by LEMS, including those comorbid with small-cell lung cancer. If approved, this will offer additional indicated dosage options for LEMS patients who may benefit from a FIRDAPSE daily dosage greater than 80mg and further underscores our unwavering commitment to the patient communities we serve. We look forward to working collaboratively with the Agency during the application review process.”

Lambert-Eaton myasthenic syndrome, or LEMS, is a rare autoimmune neuromuscular disorder characterized primarily by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against voltage-gated calcium channels on nerve endings, which damages the channels. These calcium channels are responsible for the transport of charged calcium atoms that activate the biochemical machinery responsible for releasing acetylcholine. Acetylcholine is the neurotransmitter responsible for causing muscles to contract, and the failure to release enough of this neurotransmitter results in muscle weakness in LEMS patients.

Additionally, LEMS is often associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy.

About Catalyst Pharmaceuticals

With exceptional patient focus, Catalyst is committed to developing and commercializing innovative first-in-class medicines that address rare neurological and epileptic diseases. Catalyst’s flagship U.S. commercial product is FIRDAPSE® (amifampridine) Tablets 10 mg, approved for the treatment of Lambert-Eaton myasthenic syndrome (“LEMS”) for adults and for children ages six to seventeen. In January 2023, Catalyst acquired the U.S. commercial rights to FYCOMPA® (perampanel) CIII, a prescription medicine approved in people with epilepsy aged four and older alone or with other medicines to treat partial-onset seizures with or without secondarily generalized seizures and with other medicines to treat primary generalized tonic-clonic seizures for people with epilepsy aged 12 and older. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS. Finally, on July 18, 2023, Catalyst acquired an exclusive license for North America for vamorolone, a promising best-in-class dissociative anti-inflammatory steroid treatment for Duchenne Muscular Dystrophy. Vamorolone has received FDA Orphan Drug and Fast Track designations and has been granted a PDUFA action date of October 26, 2023.

For more information about Catalyst Pharmaceuticals, Inc., visit the Company’s website at www.catalystpharma.com. For Full Prescribing and Safety Information for FIRDAPSE®, visit www.firdapse.com. For Full Prescribing Information, including Boxed WARNING for FYCOMPA®, please visit www.fycompa.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the sNDA will be approved, and (ii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2022 and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman

Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull

Russo Partners

(858) 717-2310

david.schull@russopartnersllc.co